Exhibit 11

EXECUTION COPY

AMENDMENT NO. 2 TO

STOCK PURCHASE AGREEMENT

Amendment No. 2, dated April 11, 2005, to the Stock Purchase Agreement, dated as of September 17, 2004 and amended by Amendment No. 1 dated as of November 30, 2004 (the Stock Purchase Agreement, as amended from time to time, is referred to in this Amendment No. 2 as the “Agreement”), by and among American Physicians Assurance Corporation (the “Purchaser”) and the shareholders listed in Exhibit 1 thereto (collectively, the “Sellers”).

WHEREAS, the Agreement provides for certain termination rights if the Closing has not occurred by June 30, 2005; and

WHEREAS, the parties desire to modify such date to December 31, 2005;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Section 1.4 of the Agreement is amended as follows:

(a) Clause (c)(ii) is deleted in its entirety;

(b) Clause (c)(iii) is renumbered as (c)(ii);

(c) The reference to clause (iii) in the paragraph at the end of Section 1.4(c) is deleted; and

(d) Section 1.4(e) is deleted in its entirety.

2. Section 1.5 is added to the Agreement, to read in its entirety as follows:

1.5 Adjustments. Notwithstanding any provision in this Agreement to the contrary, in the event the Issuer shall (i) pay a dividend to the holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, then (A) any number of Shares referred to herein shall be adjusted so that it is equal to the number that an owner of such number of Shares on the record date for such payment, subdivision or combination would own immediately after such payment, subdivision or combination, and (B) the Purchase Price (as defined in Section 1.1) and the dollar figures used in Sections 4.1, 6.3 and 6.4 shall be adjusted to that price or dollar figure determined by multiplying such Purchase Price or dollar figure, as the case may be, in effect immediately prior to such payment, subdivision or combination by a fraction (x) the numerator of which is the total number of outstanding shares of Common Stock immediately prior to such payment, subdivision or combination, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such payment, subdivision or combination. In addition, the Purchase Price shall be reduced, dollar for dollar, by the amount of any dividends (whether paid or payable in cash or other property) declared with respect to the Shares the record date of which is prior to the Closing Date. The adjustments set forth in this Section 1.5 shall become effective immediately after the opening of business on the day following the record date for such payment, subdivision or combination.

3. Section 4.7 is amended by deleting the reference to clause (iii) of Section 1.4(c).

4. Sections 6.1(c) and 6.1(d) are hereby amended by changing all “June 30, 2005” references therein to “December 31, 2005”.

5. Section 7.6 of the Agreement is amended by adding the following at the end of such section:

“Agreement” as used herein shall refer to the Agreement as amended from time to time.

6. Terms defined in the Agreement and not otherwise defined herein shall have their defined meanings when used herein.

7. This Amendment No. 2 is being made in accordance with Section 7.2 of the Agreement. Except as specifically set forth above, this Amendment No. 2 shall not be deemed to amend the terms and conditions of the Agreement in any respect.

8. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELLERS:

DEAN HEALTH SYSTEMS, INC.		NORTHPOINT MEDICAL GROUP, LTD.

By:	/s/ Allen D. Kemp M.D.	By:	/s/ Anthony Linn
Name and Title:	Chairman and CEO	Name and Title:	President

PURCHASER:

MERCY HEALTH SYSTEM CORPORATION		AMERICAN PHYSICIANS ASSURANCE CORPORATION

By:	/s/ Joseph Nemeth	By:	/s/ R. Kevin Clinton
Name and Title:	Vice President	Name and Title:	President & CEO

DAVID H. MOSS, FOR HIMSELF, AS

CUSTODIAN FOR STARR H. MOSS UWIUTMA

AND AS TRUSTEE FOR EMERGENCY RESOURCES

GROUP 401(K) PLAN

/s/ David H. Moss
David H. Moss

AURORA MEDICAL GROUP, INC.

By:	/s/ D. J. Nestor
Name and Title:

THE MONROE CLINIC, INC.

By:	/s/ Michael B. Sanders
Name and Title:	President and CEO

[SIGNATURE PAGE FOR AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT DATED AS OF APRIL 11, 2005]